Peoples First, Inc.                                Press Release


FOR IMMEDIATE RELEASE
Contact:  Susan H. Reeves, SVP  & CFO              July 15, 2003

         PEOPLES FIRST, INC. ANNOUNCES INCREASED EARNINGS

     Oxford, PA- Peoples First, Inc., the holding company for The Peoples Bank of Oxford, announced today consolidated earnings of $2,486,000 for the first half ended June 30, 2003, up 7.7% from earnings of $2,308,000 for the first half 2002. Basic and diluted earnings per share for the first half of 2003 were $.84 per share up from $.77 per share for the first half of 2002. Earnings for the second quarter ended June 30, 2003, totaled $1,253,000, up 4.9% compared to earnings of $1,194,000 for the quarter ended June 30, 2002. Basic and diluted earnings per share for the second quarter of 2003 were $.42 per share up from $.40 per share for the same period in 2002. Contributing to the higher earnings for the first half of 2003 was an increase in non-interest income of $617,000, combined with a $261,000 increase in net interest income. The increased income was partially offset by increased non-interest expense, which was up by $425,000, along with an increase of $120,000 in the provision for loan losses. Net interest income was up 3.3% for the first half 2003, compared to the same period last year, as a result of the increased volume of earning assets. The net interest margin continues to compress averaging 4.34% for the first half of 2003, compared to an average of 4.71% for the year 2002. Non-interest income, which was up 29.3% for the half ended June 30, 2003, compared to the same time period in 2002, primarily reflects increased income from mortgage banking activities, increased earnings from service charges on deposit accounts, and increases in other income, partially offset by decreased investment management fees. Operating expenses increased 6.3%, primarily as a result of higher salary and employee benefits expense.

     Total consolidated assets at June 30, 2003, were $452 million, up 15.9% from June 30, 2002. Total deposits increased 19.2% and net loans increased 20.4% from June 30, 2002 to June 30, 2003. Total assets under management by Peoples' Trust Department and Wilmerding & Associates, the Bank's subsidiary, were $339 million at June 30, 2003.

     A dividend of $.15 per share, will be paid on August 15, 2003, to stockholders of record June 30, 2003.

     Hugh Garchinsky, CEO and President of Peoples First, commented, "With the current state of the economy being somewhat uncertain, we are pleased to report almost 16% year to year growth in our assets. That excellent rate of growth reflects the quality of our trade area, a sound strategy and, most importantly, an inimitable staff to execute that strategy. The fact that our earnings growth is about one-half of the rate of our asset growth is largely attributable to the interest rate and competitive environment that exists. We have been able to pass on interest rate reductions to our borrowing customers, but unfortunately the direction of interest rates does not bring good news to our loyal depositors. Our newest location in Georgetown, Lancaster County is slightly ahead of our projections, and we continue to do a good volume of business through our other new facility in Rising Sun, Maryland office. Our Southern Chester County market continues to grow nicely. A recent customer satisfaction survey reports especially good results for our brokerage operations, and our Trust Department has experienced almost 22% growth in assets under management since June of 2002. Overall, we are pleased with our progress, but we continue to be cautious about the economic trends that could slow our growth."

     The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services. Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner's Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland. Peoples First stock is traded over the counter under the symbol "PPFR."